Exhibit 8.1

List of Main Subsidiaries

Subsidiaries	Jurisdiction
Grupo Concesionario de México S.A. de C.V.	Mexico

Promotora y Administradora de Carreteras, S.A. de C.V.	Mexico

Promotora de Autopistas del Pacífico, S.A. de C.V.	Mexico

Concesionaria Pac, S.A. de C.V.	Mexico

Autopista Tenenago-Ixtapan de la Sal, S.A. de C.V.	Mexico

Concesionaria Monarca, S.A. de C.V.	Mexico

Infraestructura Portuaria Mexicana, S.A. de C.V.	Mexico

Concesionaria Zonalta, S.A. de C.V.	Mexico

Tribasa Sector Materiales e Insumos de la Construcción S.A. de C.V.	Mexico

Grupo Corporativo Interestatal, S.A. de C.V.	Mexico

Tribasa Construcciones, S.A. de C.V.	Mexico

Pinfra Sector Construcción S.A. de C.V.	Mexico

Experconstructores Zacatecana, S.A. de C.V. (formerly Triturados Basálticos y Derivados, S.A. de C.V.)	Mexico

Adepay, S.A. de C.V.	Mexico

Equivent, S.A. de C.V.	Mexico